FORM OF LOCK-UP AGREEMENT

(Date)

BofA Securities, Inc.

William Blair & Company, L.L.C.

as Representatives of the several Underwriters to be named in the within-mentioned Underwriting Agreement

c/o BofA Securities, Inc.

One Bryant Park

New York, New York 10036

c/o	William Blair & Company, L.L.C. The William Blair Building

150 North Riverside Plaza Chicago, Illinois 60606

Re: Proposed Public Offering by Lucira Health, Inc.

Dear Sirs/Madams:

The undersigned, a security holder, and/or an officer and/or a director, as applicable, of Lucira Health, Inc., a Delaware corporation (the “Company”), understands that BofA Securities, Inc. (“BofA”) and William Blair & Company, L.L.C. (“William Blair” and, together with BofA, the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company and the other underwriters party thereto providing for the public offering (the “Public Offering”) of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). In recognition of the benefit that the Public Offering will confer upon the undersigned as a security holder, and/or an officer and/or a director, as applicable, of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement that, during the period beginning on the date hereof and ending on the date that is 180 days from the date of the Underwriting Agreement (the “Lock-Up Period”), the undersigned will not, without the prior written consent of the Representatives (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of the Common Stock or any securities convertible into or exercisable or exchangeable for shares of the Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-Up Securities, or file, cause to be filed or cause to be confidentially submitted any registration statement in connection therewith, under the Securities Act of 1933, as amended, except for any registration statement on Form S-8, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of shares of the Common Stock or other securities, in cash or otherwise. If the undersigned is an officer or director of the Company (whether as of the date hereof or at the time of receiving any shares of Common Stock of the Company), the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed shares of the Common Stock the undersigned may purchase in the Public Offering.

If the undersigned is an officer and/or director of the Company (whether as of the date hereof or at the time of receiving any shares of Common Stock of the Company), (1) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of the Common Stock, the Representatives will notify the Company of the impending release or waiver, and (2) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (i) the release or waiver is effected solely to permit a transfer not for consideration and (ii) the transferee has agreed in writing to be bound by the same terms described in this lock-up agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer Lock-Up Securities without the prior written consent of the Representatives, provided that (1) the Representatives receive a signed lock-up agreement for the balance of the Lock-Up Period from each donee, trustee, distributee, or transferee, as the case may be, (2) in the case of any transfer pursuant to (i)-(vi) below, any such transfer shall not involve a disposition for value, (3) in the case of any transfer pursuant to (i)-(vi) below, such transfers are not required to be reported during the Lock-Up Period with the Securities and Exchange Commission (the “Commission”) on Form 4 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (4) in the case of any transfer pursuant to (i)-(vi) below, the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers during the Lock-Up Period (other than a filing on a Form 5 made after the expiration of the Lock-Up Period[, Schedule 13G or Schedule 13G/A, Schedule 13D or Schedule 13D/A, or Schedule 13F, each of which shall clearly indicate therein the nature and conditions of such transfer]1):

(i)	as a bona fide gift or gifts, including, without limitation, to a charitable organization or educational institution, or for bona fide estate planning purposes;

(ii)	upon death or by will, testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediately family (as defined below) of the undersigned;

(iii)	to any immediate family member of the undersigned or to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin);

(iv)	as a distribution to partners, members, managers, equity holders or stockholders of the undersigned;

(v)	to the undersigned’s affiliates or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership);

(vi)	if the undersigned is a trust, to a trustor, trustee or beneficiary of the trust or to the estate of a trustor, trustee or beneficiary of such trust;

(vii)	pursuant to a domestic order or negotiated divorce settlement; or

(viii)	to the Company, to cover taxes due upon or the consideration required in connection with the vesting, conversion or exercise of securities issued under an equity incentive plan or stock purchase plan of the Company described in the prospectus relating to the Public Offering, including through the withholding of shares by, or surrender of shares to, the Company pursuant to a “net” or “cashless” exercise or settlement feature, provided that

(A)  any shares of Common Stock received by the undersigned upon any such exercise or vesting will be subject to the terms of this lock-up agreement and (B) provided that in the case of any transfer to the Company pursuant to this clause (viii), any filing under Section 16(a) of the Exchange Act made during the Lock-Up Period shall state in the footnotes that such transfer to the Company relates to a “cashless” or “net” exercise of stock options or a tax withholding in connection with the exercise of stock options or a tax withholding in connection with the exercise of stock options.

Furthermore, the undersigned may sell shares of Common Stock purchased by the undersigned in the Public Offering or on the open market following the Public Offering if and only if (i) such sales are not required to be reported during the Lock-Up Period in any public report or filing with the Commission or otherwise, and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales during the Lock-Up Period (other than a filing on a Form 5[, Schedule 13G or Schedule 13G/A, Schedule 13D or Schedule 13D/A, or Schedule 13F, each of which shall clearly indicate therein the nature and conditions of such transfer,]2made after the expiration of the Lock-Up Period).

Furthermore, no provision in this lock-up agreement shall be deemed to restrict or prohibit (1) the transfer of the undersigned’s Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to the Company in connection with the termination of the undersigned’s employment or service with the Company or pursuant to contractual arrangements under which the Company has the option to repurchase such shares, provided that no public filing, report or announcement shall be voluntarily made and if any filing under Section 16(a) or Section 13 of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Common Stock in connection with such transfer or distribution shall be legally required during the Lock-Up Period, such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer,

(2) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Stock, provided that such plan does not provide for any transfers of Common Stock during the Lock-Up Period and provided, further, that no filing by any party under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection therewith during the Lock-Up Period, (3) the exercise, vesting or settlement, as applicable, by the undersigned of any option to purchase any shares of Common Stock or other equity awards pursuant to any stock incentive plan or stock purchase plan of the Company described in the prospectus relating to the Public Offering, provided that the underlying shares of Common Stock shall continue to be subject to the restrictions on transfer set forth in this lock-up agreement, (4) the conversion of the outstanding shares of preferred stock of the Company into shares of Common Stock; provided that any such shares of Common Stock received upon such conversion shall be subject to the restrictions on transfer set forth in this lock-up agreement, or (5) the transfer of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock pursuant to a bona fide third-party tender offer for securities of the Company, merger, consolidation or other similar transaction that is approved by the board of directors of the Company, made to all holders of the Company’s capital stock involving a change of control (as defined below), provided that all of the undersigned’s Lock-Up Securities subject to this lock-up agreement that are not so transferred, sold, tendered or otherwise disposed of remain subject to this lock-up agreement, and provided, further, that it shall be a condition of the transfer that if the tender offer, merger, consolidation or other such transaction is not completed, the undersigned’s Lock-Up Securities subject to this lock-up agreement shall remain subject to the restrictions herein. For purposes of this lock-up agreement, “change of control” means any bona fide third party tender offer, merger, consolidation or other similar transaction, in one transaction or a series of related transactions approved by the Board of Directors of the Company, the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of affiliated persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of at least a majority of the total outstanding voting power of the voting stock of the Company (or the surviving entity).

The undersigned acknowledges and agrees that the underwriters have not provided any recommendation or investment advice nor have the underwriters solicited any action from the undersigned with respect to the offering of the securities and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

In the event that either of the Representatives withdraws from or declines to participate in the Public Offering, all references to the Representatives contained in this agreement shall be deemed to refer to the Representative that continues to participate in the Public Offering (the “Remaining Representative”), and, in such event, any written consent, waiver or notice given or delivered in connection with this agreement by the Remaining Representative shall be deemed to be sufficient and effective for all purposes under this lock-up agreement.

This lock-up agreement shall automatically terminate and be of no further effect upon the earliest to occur, if any, of the following: (i) prior to the execution of the Underwriting Agreement, upon such date the Company, on the one hand, or the Representatives, on the other hand, notifies the other in writing that it does not intend to proceed with the Offering, (ii) the Underwriting Agreement is not executed before April 30, 2021 (provided that the Company may, by written notice to the undersigned prior to April 30, 2021, extend such date for a period of up to an additional three months in the event that the Underwriting Agreement has not been executed by such date), (iii) the date that the Company withdraws the registration statement related to the Public Offering, or (iv) upon the termination (other than the provisions thereof that survive termination) of the Underwriting Agreement in accordance with the terms thereof prior to payment for and delivery of the shares of Common Stock to be sold thereunder.

The undersigned further agrees that, to the extent that the terms of this lock-up agreement conflict with or are in any way inconsistent with any prior investor rights agreement, registration rights agreement, market stand-off agreement or any other lock-up or similar agreement to which the undersigned and the Company may be a party, this lock-up agreement supersedes such prior agreement.

This lock-up agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature page follows]

Very truly yours,

Name of Security Holder (Print)

By:	(Sign)

If not signing in an individual capacity:

David Boyer

Name of Authorized Signatory (Print)

Title of Authorized Signatory (Print)

(Indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity.)